Exhibit 10.1

VF EXECUTIVE DEFERRED SAVINGS PLAN II
(Adopted January 1, 2005 and amended and restated effective January 1, 2020)
Prior to 2005, VF Corporation maintained the VF Executive Deferred Savings Plan (the “Old EDSP”). In response to the addition of section 409A to the Internal Revenue Code of 1986, as amended (the “Code”), VF Corporation ceased participation in the Old EDSP effective December 31, 2004 and adopted the VF Executive Deferred Savings Plan II (the “Plan”) effective January 1, 2005 which served as an interim plan until necessary revisions, effective January 1, 2009, could be made to bring the Plan into documentary compliance with Code section 409A. The Old EDSP shall continue to hold those vested accounts under the Old Plan as of December 31, 2004. The Plan was amended and restated pursuant to a document effective January 1, 2009 and dated October 30, 2008, and again amended and restated effective December 1, 2012 and further amended and restated effective January 1, 2015. The Company now amends and restates the Plan document, effective January 1, 2020, to, among other things, (i) permit deferrals of compensation below the limit under section 401(a)(17) of the Code, (ii) change the definition of eligible employee and (iii) add an in-service distribution option.
The intention of VF Corporation is that the Plan be at all times maintained on an unfunded basis for federal income tax purposes, administered as a “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended, and operated in accordance with the requirements of section 409A of the Code.
SECTION I
DEFINITIONS
Unless otherwise required by the context, the terms used herein shall have the meanings as set forth below:
1.    “Accrued Benefit” means the sum of a Participant’s Basic Deferrals and the vested portion of the Participating Employer’s Matching Deferrals and Company Retirement Deferrals. A Participant’s Accrued Benefit shall also include any Matching Deferrals that, as of December 31, 2004, were not vested under the Old EDSP.
2.    “Basic Deferral” means that percentage of a Participant’s Earnings elected to be deferred under the terms of this Plan.
3.    “Beneficiary” means the individual or entity named pursuant to the Plan to receive benefit payments hereunder in the event of the death of the Participant. In the case of any Participant who also was a participant in the Old EDSP, such Participant’s Beneficiary under this Plan shall be the same Beneficiary designated by the Participant under the Old EDSP unless and until a different Beneficiary is otherwise designated.
4.    “Change of Control” means, for purposes of vesting under Article III, the same as it does in the Company’s change of control agreements with its senior management in place at the relevant time; provided, however, that if there is ever a time that the Company no longer has any such agreements in place with its senior management, then the Committee shall determine the meaning of “Change of Control.” Notwithstanding the foregoing, for purposes of benefit entitlement under Article VI and payment rights under Article VII, when used in connection with a Participating Employer (including the Company), “Change of Control” means the same as “change in the ownership or effective control of a corporation” under Code section 409A.
5.    “Code” means the Internal Revenue Code of 1986, as amended.
6.    “Code Section 409A” means, collectively, Section 409A of the Code and any Treasury regulations and guidance issued thereunder.
7.    “Committee” means the VF Retirement Plans Committee, as appointed from time to time by the Chief Executive Officer of the Company.

Exhibit 10.1

8.    “Company” means VF Corporation, a Pennsylvania corporation.
9.    “Company Controlled Group” shall include the Company and each related company or business which is part of the same controlled group under Code sections 414(b) or 414(c); provided that in applying Code sections 1563(a)(1) - (a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent.”
10.    “Company Retirement Deferral” means the additional deferral amount credited to a Participant by a Participating Employer under the terms of Subsection 3 of Section III of this Plan.
11.    “Deferrals” means, collectively, a Participant’s Basic, Matching, and Company Retirement Deferrals under the Plan (and, unless specified otherwise, shall include any gains or losses attributable thereto).
12.    “Earnings” means the Participant’s salary and any cash bonus payments made to Participant by a Participating Employer in the relevant year under a Participating Employer’s performance-based incentive compensation plans. For purposes of the Plan, Earnings shall be determined without regard to any salary or bonus deferrals or reductions which may be made by a Participant pursuant to section 401(k) or section 125 of the Code. However, earnings shall not include: (i) any reimbursement for expenses paid to a Participant by a Participating Employer; (ii) any payments or contributions made by a Participating Employer to a plan or arrangement, on behalf of a Participant, which results in imputed income to the Participant for federal income tax purposes; or (iii) any compensation attributable to stock incentives such as stock option exercises, restricted stock, or restricted stock units. The Committee may, in its discretion and from time to time, identify additional forms of compensation to be included in or excluded from the Participant’s Earnings.
13.    “Initial Eligibility Date” means the earliest date on which a newly eligible employee may participate in the Plan. The Initial Eligibility Date of an employee hired after December 31, 2019 shall be the date on which the employee completes a three (3) consecutive month period of employment with a Participating Employer. Notwithstanding the foregoing, the Initial Eligibility Date may not be earlier than the date the employee is notified, in writing, by the Participating Employer of the material terms of the Plan.
14.    “Matching Deferral” means the additional deferral amount credited to a Participant by a Participating Employer under the terms of Subsection 2 of Section III of this Plan. In addition, the term “Matching Deferral” shall include any matching deferrals (and any gains and losses credited thereon) that, as of December 31, 2004, were not vested under the Old EDSP.
15.    “Old EDSP” means the VF Executive Deferred Savings Plan, as it may be amended from time to time.
16.    “Participant” means an eligible employee who participates in this Plan in accordance with its provisions.
17.    “Participating Employer” means the Company and each related company or business within the Company Controlled Group the eligible employees of which are designated by the Committee to participate in this Plan with respect to Basic and Matching Deferrals. and/or Company Retirement Deferrals (if such deferrals are provided).
18.    “Performance-Based Compensation” shall have the meaning as set forth under Code section 409A.
19.    “Plan” means the VF Executive Deferred Savings Plan II as it may be amended subsequently from time to time.

Exhibit 10.1

20.    “Plan Year” means the calendar year.
21.    “Service” means the vesting service as is recognized for the Participant under the VF 401k Savings Plan.
22.    “Severance from Service” shall have the same meaning as the term “separation from service” as set forth under Code section 409A. Notwithstanding the foregoing, a Severance from Service does not occur if a Participant is transferred to another Participating Employer or any member of the Company Controlled Group.
23.    “Specified Employee” means as of any given date, the one-hundred (100) highest compensated employees as of the end of the preceding Plan Year; provided that the group of one-hundred (100) employees shall include at least fifty (50) officers (except to the extent that there are fewer than fifty (50) officers, in which case the group shall include all officers), and provided further that such group of employees and officers shall be determined from a listing of same drawn from the Company Controlled Group, and complied as of the end of such preceding Plan Year.
24.    “Spouse” means the person to whom the Participant is legally married at the time relevant to any determination under the Plan.
25.    “Total Disability” means a physical or mental impairment that qualifies a Participant for disability benefits under a long-term disability benefits plan maintained by the Participant’s Participating Employer and/or eligibility for disability benefits under the Social Security Act; provided that such impairment would also qualify as a “disability” as defined in Code section 409A. All determinations of Total Disability for purposes of this Plan shall be based on the fact that the Participant is in receipt of disability payments under either or both the above-referenced disability benefits plans.
SECTION II
ELIGIBILITY
1.    Requirements. An individual shall be eligible to elect to contribute Basic Deferrals and be credited with Matching Deferrals if he or she is working for a Participating Employer in a capacity classified by the Participating Employer as that of an employee and, for compensation purposes, is assigned by the Participating Employer to global job level 8 or above and is earning $200,000 or more in annual base salary. An employee shall be eligible to participate only if the employee is so notified, in writing, by the Participating Employer of the material terms of the Plan.
2.    Participation. Participation in this Plan by an eligible employee is voluntary with respect to the right to elect to contribute Basic Deferrals and be credited with Matching Deferrals but is mandatory with respect to any Company Retirement Deferrals credited under Section 3.4(d).
3.    Termination of Participation. In the event that a Participant ceases to be an eligible employee, the Participant’s Basic Deferral election shall remain in effect through the end of the Plan Year in which the Participant remains employed but has ceased to be an eligible employee, and thereafter, the Participant shall make no further Basic Deferrals unless and until the Participant again becomes an eligible employee.
SECTION III
DEFERRALS
1.    Basic Deferrals.
(a)     Election. A Participant may elect to defer any portion of his or her Earnings (“Basic Deferral Election”) by directing his or her Participating Employer to reduce his or her Earnings by an amount authorized by the Participant in the form and manner designated by the Committee.

Exhibit 10.1

(i)    Amount of deferral. A Participant may not elect to defer an amount under this Plan that would, (A) with regard to annual salary, result in a reduction of his or her annual salary below fifty percent (50%) of annual salary for any payroll period, or (B) with regard to bonuses that constitute Performance-Based Compensation, exceed seventy-five percent (75%) of any cash bonus payment that qualifies as Earnings;
(ii)     Timing of deferral.
(A)    With respect to deferrals of Earnings other than Performance-Based Compensation, a Participant’s Basic Deferral Election shall be made no later than the December immediately preceding the Plan Year to which the election relates; however, VF determines annually the specified annual enrollment window;
(B)     With respect to deferrals of Earnings that are Performance-Based Compensation, a Participant’s Basic Deferral Election shall be made no later than six (6) months preceding the end of the performance period to which the Performance-Based Compensation relates;
(C)    Notwithstanding the foregoing, with respect to an individual who is first eligible to participate in the Plan, such individual may submit a Basic Deferral Election within the first thirty (30) days after the individual’s Initial Eligibility Date with respect to Earnings comprised of: (A) salary to be paid for services to be performed after the Basic Deferral Election is submitted, and (B) Performance-Based Compensation, if so permitted by the Committee at the time, provided that such election shall be prorated in accordance with Code section 409A; and
(b)     Vesting. A Participant shall have a nonforfeitable right to his or her Basic Deferrals.
(c)    Change of Election. The percentage or amount of Earnings designated by a Participant as a Basic Deferral for any given Plan Year shall continue in effect for such Plan Year, notwithstanding any change in Earnings. In the event a Participant is on a bona fide leave of absence with the Participating Employer’s consent, or in military service in conformity with the Participating Employer’s policies, such Participant’s Basic Deferrals shall continue if Earnings are being continued by the Participating Employer and if the Participant has Earnings. If Earnings are not being continued or if the Participant does not have Earnings, then, upon the Participant’s return to employment, his or her Basic Deferrals will be resumed, but no additional deferrals will be required or permitted to make up for amounts not deferred during periods of no or insufficient Earnings.
(d)     Manner of Deferral. A Participant's Basic Deferral election shall apply only to Earnings at the time such amounts are otherwise payable to the Participant. In the discretion of the Committee, a Participant’s deferral election may identify the particular forms of compensation to be included for purposes of such election.
2.    Matching Deferrals.
(a)    Amount. The Company will credit Matching Deferrals after the end of the Plan Year in an amount equal to one hundred percent (100%) on the first six percent (6% ) of Basic Deferrals for such Plan Year less the maximum matching contribution that could be made in the VF 401(k) Savings Plan, regardless of whether the Participant actually receives the maximum match under the VF 401(k) Savings Plan. The Company credits Matching Deferrals to Participants after the end of the Plan Year and Participants must be employed on the last day of the Plan Year to receive Matching Deferrals for that Plan Year.
Following the end of the 2015 and 2016 Plan Years, the Participating Employer credited an additional deferral ("Transitional Deferral") to each employee: (i) who was eligible for the Plan on December 31, 2014, (ii) who remained employed by the Participating Employer and eligible to participate as of the end of the applicable Plan Year (2015 and 2016), and (iii) whose Earnings for the Plan Year were below $208,334. The Transitional Deferral equaled the excess, if any, of $12,500 over the product of the Participant's Earnings for the Plan Year and six percent (6%) (i.e., $12,500 - (Earnings x 6%). Such Transitional Deferrals were credited as Matching Deferrals

Exhibit 10.1

and shall be subject to the same vesting, forfeiture, and other provisions applicable to Matching Deferrals, except as otherwise provided herein.
(b)     Vesting. With respect to Matching Deferrals (together with all gains and losses attributable thereto) contributed from Plan years prior to 2020 a Participant shall become vested in his or her Matching Deferrals at the rate of one-sixtieth (1/60th) per month of Service. With respect to Matching Deferrals (together with all gains and losses attributable thereto) contributed on or after January 1, 2020, a Participant shall become vested in such amounts after 3 years of Service.
Notwithstanding the foregoing, a Participant shall become 100% vested in his or her Matching Deferrals if, prior to his or her Severance from Service the Participant attains age sixty-five (65), incurs a Total Disability, dies, or a Change of Control of the Company occurs.
(c)    Forfeitures. A Participant shall forfeit, upon his or her Severance from Service prior to becoming vested in accordance with Subsection 2(b) of this Section III, any right to Matching Deferrals in which he or she is not vested.
3.    Company Retirement Deferrals.
(a)    Amount. With respect to Earnings prior to 2015, a Participating Employer credited an additional deferral amount (“Company Retirement Deferral”) under the terms of the Plan in effect at such time. A Participant was eligible for Company Retirement Deferrals under the Plan only if he or she began employment with the Participating Employer on or after January 1, 2005 (or earlier, if determined by the Committee) and was either not covered by the VF Corporation Pension Plan or not eligible to actively participate in the VF Corporation Pension Plan. Notwithstanding the foregoing, no Company Retirement Deferrals shall be credited under this Subsection 3(a) after 2014.
(b)    Vesting. A Participant shall become vested in his or her Company Retirement Deferrals at the rate of one-sixtieth (1/60th) per month of Service. Notwithstanding the foregoing, a Participant shall become 100% vested in his or her Company Retirement Deferrals if, prior to his or her Severance from Service, the Participant attains age sixty-five (65), incurs a Total Disability, dies, or a Change of Control of the Company occurs.
(c)    Forfeitures. A Participant shall forfeit upon his or her Severance from Service prior to becoming vested in accordance with Subsection 3(b) of this Section III, any right to Company Retirement Deferrals in which he or she is not vested.
(d)    Other Participating Employer Deferrals. A Participating Employer may, in its discretion and from time to time, and with the consent of the Company, credit a Participant’s Account with different or additional amounts of Company Retirement Deferrals for any reason as determined by the Participating Employer. Notwithstanding any provision herein to the contrary, the Committee may, with respect to such amounts, establish such terms and conditions as it deems appropriate.
SECTION IV
INVESTMENT
1.    Investment Election. A Participant may elect, pursuant to procedures established by the Committee and subject to applicable limitations herein, that his or her Basic, Matching, and Company Retirement Deferrals be credited with gains and losses as if such Deferrals had been invested (in increments of at least one percent (1%)) in one or more of the investment funds offered under the Plan, as may be determined by the Committee from time to time.
2.    Change of Investment Election. A Participant may elect, pursuant to procedures established by the Committee and subject to applicable limitations herein, a change with respect to his or her previously-made investment election.

Exhibit 10.1

SECTION V
RECORDS
The Committee shall create and maintain, or may direct a third party to create and maintain, adequate records, in book entry form, for each Participant of Basic, Matching, and Company Retirement Deferrals. Each Participant shall, to the extent permitted by the Committee, have electronic access to the status of his or her account balance and vested percentage.
SECTION VI
PLAN BENEFITS
1.    Severance from Service. Upon a Participant’s Severance from Service, he or she shall be entitled to his or her Accrued Benefit payable in accordance with Section VII.
2.    Death. In the event of the death of a Participant prior to Severance from Service, the Participant’s Beneficiary shall be entitled to a benefit equal to the Participant’s Accrued Benefit payable in accordance with Section VII. In the event of the death of a Participant after a Severance from Service, the Participant’s Beneficiary shall be entitled to that part, if any, of the Participant’s Accrued Benefit which has not yet been paid to the Participant payable in accordance with Section VII.
3.    Total Disability. In the event a Participant incurs a Total Disability prior to Severance from Service, the Participant shall be entitled to his or her Accrued Benefit payable in accordance with Section VII.
4.    Change of Control. In the event a Participant’s Participating Employer undergoes a Change of Control prior to a Participant’s Severance from Service, the Participant shall be entitled to his or her Accrued Benefit payable in accordance with Section VII.
5.    In-Service Distribution. Beginning with Basic Deferrals and Matching Deferrals contributed on or after January 1, 2020, a Participant may elect to receive such Basic Deferrals and / or Matching Deferrals (together with all gains and losses attributable thereto) on a scheduled date while still employed by the Company if such scheduled date occurs before any of the events provided under Subsections 1-4 of this Section VI. If a Participant elects to receive payment of such Basic Deferrals and / or Matching Deferrals while still employed by the Company, payment cannot begin until at least five years from the Plan Year in which such Basic Deferrals and Matching Deferrals were contributed. If a Participant elects to begin payments while employed with the Company, the Participant may postpone the scheduled distribution date for those contributions as long as the Participant (i) makes the election to postpone at least twelve (12) months before the originally scheduled distribution date and (ii) the new distribution date is at least five (5) years after their originally scheduled distribution date. If their benefit would be paid earlier as a result of their Severance from Service, death, Total Disability or a Change of Control, payment of those Deferrals will be made following such event rather than on their in-service distribution date.
6.    Beneficiary. Each Participant may designate a Beneficiary (along with alternate beneficiaries) to whom, in the event of the Participant’s death, any benefit is payable hereunder. Each Participant has the right to change any designation of Beneficiary and such change automatically revokes any prior designation. A designation or change of Beneficiary must be in writing on forms supplied by the Committee and any change of Beneficiary shall not become effective until filed with the Committee; provided, however, that the Committee shall not recognize the validity of any designation received after the death of the Participant. The interest of any Beneficiary who dies before the Participant shall terminate unless otherwise provided. If a Beneficiary is not validly designated, or is not living or cannot be found at the date of payment, any amount payable pursuant to this Plan shall be paid to the Spouse of the Participant if living at the time of payment, otherwise in equal shares to such of the children of the Participant as may be living at the time of payment; provided, however, that if there is no surviving Spouse or child at the time of payment, such payment shall be made to the estate of the Participant.

Exhibit 10.1

SECTION VII
PAYMENT OF BENEFITS
1.    Normal Form. The normal form for the payment of a Participant’s Accrued Benefit shall be a lump-sum payment in cash payable to the Participant not earlier than the first business day of the month occurring three full calendar months following the event giving rise to the distribution and not later than the close of the Plan Year during which such three month period ends or any such later date as may be permitted under Code section 409A.
2.    Installments. Notwithstanding the foregoing, a Participant may elect in the form and manner designated by the Committee, that payment of his or her Basic Deferrals for a Plan Year be made in annual installments over a period of not more than ten (10) years with such payments commencing not earlier than the first business day of the month occurring three full calendar months following the event giving rise to the distribution and not later than the close of the Plan Year during which such three month period ends or any such later date as may be permitted under Code section 409A. Such election must be made to the Committee at the same time that the Participant makes his or her Basic Deferral Elections for such Plan Year in accordance with Subsection 1 of Section III. Any such installment payment election with respect to salary deferred by a Participant for a Plan Year shall also apply with respect to the Matching Deferrals credited on account of such salary deferrals, any Company Retirement Deferrals credited on behalf of the Participant for the Plan Year, and any Transitional Deferrals for the Plan Year. Any such installment payment election with respect to Performance-Based Compensation deferred by a Participant for a Plan Year shall also apply with respect to the Matching Deferrals credited on account of such Performance-Based Compensation deferral for the Plan Year.
3.    Death.
(a)    If a Participant dies prior to a Severance from Service, his or her Accrued Benefit shall be distributed to his or her Beneficiary in a lump-sum payment in cash in accordance with Subsection 1 of this Section VII unless the Participant has elected an installment form of distribution in accordance with Subsection 2 of this Section VII, in which case, distribution to the Beneficiary shall be made in accordance with such election.
(b)    If a Participant dies after a Severance from Service, his or her Accrued Benefit shall be distributed to his or her Beneficiary in the same form and at the same time as it would have been paid to the Participant had he or she survived.
Payment under Subsections 3(a) and 3(b) shall commence not earlier than the first business day of the month occurring three full calendar months following the event giving rise to the distribution and not later than the close of the Plan Year during which such three month period ends or any such later date as may be permitted under Code section 409A.
4.    Change of Control.
(a)    In the event of a Change of Control of a Participant’s Participating Employer (other than the Company), his or her Accrued Benefit shall be distributed in a lump sum payment in accordance with Subsection 1 of this Section VII unless the Participant has elected an installment form of distribution in accordance with Subsection 2 of this Section VII, in which case, distribution to the Participant shall be made in accordance with such election.
(b)    In the event of a Change of Control of the Company, all Accrued Benefits under the Plan (regardless of whether or not in pay status) shall be distributed in a lump sum payment as soon as practicable and in accordance with procedures determined by the Committee.
5.    Specified Employee Restrictions. During any period in which the stock of any member of the Company Controlled Group is publicly traded on an established securities market, in the event benefits become payable to a Participant who is a Specified Employee due to the Participant’s Severance from Service, distribution

Exhibit 10.1

of the Participant’s Accrued Benefit shall not commence any earlier than six (6) months following the Participant’s Severance from Service. Any payment that would have been made during such six (6) month period shall be retained in the Plan as part of the Participant’s Accrued Benefit (and credited with any applicable earnings and losses) and paid as soon as administratively feasible following the end of the six (6) month period.
SECTION VIII
HARDSHIP WITHDRAWALS
Distribution may be made to a Participant of some or all of his or her Accrued Benefit (excluding any Company Retirement Deferrals) in the event of an unforeseeable emergency. The Participant shall file a written request with the Committee, and the Committee shall determine in its sole discretion, if an unforeseeable emergency exists, based on the facts of each case. For this purpose, “unforeseeable emergency” shall have the meaning as set forth under Code section 409A.
SECTION IX
FUNDING STATUS
This Plan is unfunded. All obligations hereunder shall constitute an unsecured promise of the Company to pay a Participant’s benefit out of the general assets of the Company, subject to all of the terms and conditions of the Plan, as amended from time to time, and applicable law. A Participant shall have no greater right to benefits provided hereunder than that of any unsecured general creditor of the Company.
SECTION X
ADMINISTRATION
1.    Powers and Responsibilities. The Plan shall be administered by the Committee which shall have the following powers and responsibilities.
(a)    to construe the Plan, make factual determinations, decide all benefit requests made by a Participant or any other person, correct defects, and take any and all similar actions considered by the Committee to be necessary to administer the Plan, with any such determinations under or interpretations of the Plan made in good faith by the Committee to be final and conclusive for all purposes;
(b)    determine the investment options which may be utilized under the Plan, including any default option to be utilized if a Participant makes no investment request;
(c)    to designate a related company or business as a Participating Employer and to revoke such status if, in the Committee’s discretion, such action is in the best interest of the Company; and
(d)    to take all other actions and do all other things which are considered by the Committee to be necessary to the administration of the Plan.
2.    Actions Conclusive. The Committee shall have complete discretion in carrying out its powers and responsibilities under the Plan, and its exercise of discretion hereunder shall be final and conclusive.
3.    Delegation. The Committee may, in writing, delegate some or all of its powers and responsibilities to any other person or entity.
4.    Meetings. The Committee may hold meetings upon such notice, at such time or times, and at such place or places as it may determine. The majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business at all meetings and a majority vote of those present and constituting a quorum at any meeting shall be required for action. The Committee may also act by written consent of a majority of its members.

Exhibit 10.1

5.    Rules of Administration. The Committee may adopt such rules for administration of the Plan as is considered desirable, provided they do not conflict with the Plan.
6.    Agents. The Committee may retain such counsel, and actuarial, medical, accounting, clerical and other services as it may require to carry out the provisions and purposes of the Plan.
7.    Reliance. The Committee shall be entitled to rely upon all tables, valuations, certificates, and reports furnished by any duly appointed auditor, or actuary, upon all certificates and reports made by any investment manager, or any duly appointed accountant, and upon all opinions given by any duly appointed legal counsel.
8.    Liability and Indemnification. No member of the Committee shall be personally liable by virtue of any instrument executed by the member, or on the member’s behalf, as a member of the Committee. Neither the Company nor a Participating Employer, nor any of their respective officers or directors, nor any member of the Committee, shall be personally liable for any action or inaction with respect to any duty or responsibility imposed upon such person by the terms of the Plan except when the same is finally judicially determined to be due to the self dealing, willful misconduct or recklessness of such person. The Company shall indemnify and hold harmless its officers, directors, and those of any Participating Employer, and each member of the Committee against any and all claims, losses, damages, expenses (including attorneys’ fees and the advancement thereof), and liability (including, in each case, amounts paid in settlement), arising from any action or failure to act regarding the Plan, to the greatest extent permitted by applicable law. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled.
9.    Conflict of Interest. If any Participant is a member of the Committee, he or she shall not participate as a member of the Committee in any determination under the Plan relating specifically to his or her Basic, Matching, or Company Retirement Deferrals.
SECTION XI
MODIFICATION AND TERMINATION
The Company reserves the right to terminate this Plan at any time or to modify, amend or suspend it from time to time, such right to include, without limitation, the right to distribute any and all Accrued Benefits following a termination of the Plan. Any such termination, modification, amendment or suspension shall be effective at such date as the Company may determine and may be effective as to all Participating Employers, or as to one or more Participating Employers, and their respective employees. The Company shall notify all affected Participants of any such termination, modification, amendment or suspension and, in appropriate circumstances as determined by the Company, shall also notify the relevant Participating Employers. A termination, modification, amendment or suspension may affect Participants generally, by class or individually, and may apply irrespective of whether they are past, current or future Participants; provided, however, that any such action may not eliminate or reduce the Accrued Benefit of any Participant as of the effective date of such action.
SECTION XII
GENERAL PROVISIONS
1.    No Employment Right. Nothing contained herein shall be deemed to give any employee the right to be retained in the service of the Company or a Participating Employer, as applicable, or to interfere with the rights of any such employer to discharge any employee at any time.
2.    Interest Not Assignable. It is a condition of this Plan, and all rights of each Participant shall be subject thereto, that no right or interest of any Participant under this Plan or in his or her credited Deferrals shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, subject, however, to applicable law, but excluding devolution by death or mental incompetency, and no right or interest of any

Exhibit 10.1

Participant under this Plan or in his or her credited Deferrals shall be liable for or subject to any obligation or liability of such Participant, subject, however, to applicable law.
3.    Taxes and Withholding. All Deferrals and payments under the Plan shall be subject to such taxes and other withholdings (federal, state or local) as may be due thereon, and the determination of the Committee as to withholding with respect to Deferrals and payments shall be binding upon the Participant and each Beneficiary.
4.    Sale of Assets. The sale of all or substantially all of the assets of the Company, or a merger, consolidation or reorganization of the Company wherein the Company is not the surviving corporation, or any other transaction which, in effect, amounts to a sale of the Company or voting control thereof, shall not terminate this Plan or any related agreements and the obligations created hereunder or thereby and the same shall be binding upon the successors and assigns of the Company.
5.    Legal Incapacity. If a Participant or Beneficiary entitled to receive any benefits hereunder is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, the benefits will be paid to such persons as the Committee designates or to the duly appointed guardian.
6.    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding the conflict of law rules applicable therein.
7.    Compliance with Code Section 409A. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be administered in accordance with all applicable requirements of Code section 409A and the regulations or guidance issued with regard thereto, and any distribution, acceleration or election feature that could result in the early inclusion in gross income shall be deemed restricted or limited to the extent necessary to avoid such result.
Pursuant to its authority under Sections XI of the Plan, the Company, as evidenced by the signature of its duly authorized officer below, hereby amends and restates the Plan effective January 1, 2020 for the stated purposes set forth herein and this amended and restated Plan shall, on and after such effective date, be applicable to all Participating Employers and their respective employees until such time as the Company or Committee may, in its discretion, further amend or take any other authorized action with respect to the Plan.
APPROVED ON DECEMBER 11, 2019 BY:

/s/ Anita Z. Graham
Anita Z. Graham
Executive Vice President - Chief Human Resources Officer